 As Filed With the Securities and Exchange Commission on May 12, 2017
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

4813
(Primary Standard Industrial Classification Code Number)

58-2342021
(I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 1718
New York, NY 10170
(212) 201-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gordon Hutchins, Jr.
President and Chief Operating Officer
Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Telephone: (212) 201-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven I. Weinberger, Esq.
Steven I. Weinberger, P.A.
1200 N. Federal Highway, Suite 200
Boca Raton, Florida 33432
Telephone: (561) 210-8516
Facsimile: (888) 825-6417

As soon as possible following the effective date of the registration statement
(Approximate Date of Commencement of Proposed Sale to the Public)

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “non-accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filler	☐	Accelerated filer	☐
Non-accelerated filler	☐	Smaller reporting company	☒
(do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

_
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum aggregate offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (4)
Common stock, par value $.01 per share (3)	2,431,091	$1.56	$3,792,501.96	$439.55
_______________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

(2)
Estimated solely for the purpose of calculating the registration fee.

(3)
Consists of shares of outstanding common stock.

(4)
Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this registration statement by $400.10, which represents the portion of the registration fee previously paid with respect to $3,452,149.00 of securities covered by registration statement on Form S-3 (File No. 333-215287), which was initially filed on December 22, 2016 and subsequently withdrawn.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 12, 2017

Preliminary Prospectus

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

2,431,091 Shares of Common Stock

This prospectus covers the resale of a total of 2,431,091 shares of issued and outstanding common stock of Fusion Telecommunications International, Inc., which may be offered from time to time by certain selling stockholders identified elsewhere in this prospectus.

We are registering these shares of common stock for resale by the selling stockholders named in this prospectus, or their respective successors and permitted assigns. We will not receive any proceeds from the sale of these shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of sale. The selling stockholders may sell these shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described elsewhere in this prospectus under the caption “Plan of Distribution.”

Our common stock is currently quoted on The Nasdaq Capital Market and trades under the symbol “FSNN.” On May 5, 2017, the closing bid price for our common stock on The Nasdaq Capital Market was $1.56 per share.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2017.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you and that you should consider in making your investment decision. To understand this offering fully, you should read this summary together with the additional detailed information included elsewhere in this prospectus, or incorporated by reference into this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed herein under “Risk Factors.”

As more fully described elsewhere in this prospectus, we have incorporated certain reports and other information we previously filed with the SEC into this prospectus. To the extent that this prospectus includes information as of a later date than the information incorporated by reference, the information in this prospectus shall update and supersede such previous filed information.

Our Company
Fusion Telecommunications International, Inc. (“Fusion”), either directly or through its various subsidiaries (collectively, “we,” “us,” “our” or the “Company”), offers a comprehensive suite of cloud communications, cloud connectivity, cloud infrastructure, cloud computing and managed cloud-based applications solutions to small, medium and large businesses, and offers domestic and international voice services to telecommunications carriers worldwide.  Our advanced, proprietary cloud services platforms, as well as our state-of-the art switching systems, enable the integration of leading edge solutions in the cloud, increasing customer collaboration and productivity by seamlessly connecting employees, partners, customers and vendors.  We currently operate our business in two distinct business segments: Business Services and Carrier Services.

In the Business Services segment, Fusion is focused on becoming our business customers’ single source for leveraging the increasing power of the cloud, providing a robust package of what we believe to be the essential services that form the foundation for their successful migration to, and efficient use of, the cloud. Our core Business Services products and services include cloud voice and unified communications as a service (“UCaaS”), improving communications and collaboration on virtually any device, virtually anywhere, and cloud connectivity services, securely and reliably connecting customers to the cloud with managed network solutions that are designed to increase quality and optimize network efficiency. Our cloud computing and infrastructure as a service (“IaaS”) solutions are designed to provide our business customers with a platform on which additional cloud services can be layered. Complemented by our software as a service (“SaaS”) solutions, such as security and business continuity, our advanced cloud offerings, including private and hybrid cloud, storage, backup and recovery, and secure file sharing that allow our customers to experience the increased efficiencies and agility delivered by the cloud. Fusion’s cloud-based services are flexible, scalable and can be rapidly deployed, reducing our customers’ cost of ownership while increasing their productivity.

Through our Carrier Services segment, we have agreements with approximately 370 carrier customers and vendors and sell our voice services to other communications service providers throughout the world. Customers include U.S.-based carriers sending voice traffic to international destinations, and foreign carriers sending voice traffic to the U.S. and internationally. We also purchase domestic and international voice services from many of our Carrier Services customers. Our carrier-grade network, advanced switching platform and interconnections with global carriers on six continents also reduce the cost of global voice traffic, thereby increasing profitability and expanding the service delivery capabilities for our Business Services segment.

As a result of the acquisition of a number of cloud services businesses over the past five years, Fusion has expanded its business customer base to over 13,000 customer accounts, increased its distribution network to over 500 active distribution partners and added a significant number of network facilities and points of presence, thus expanding its geographic reach. Through these acquisitions, we acquired advanced systems and infrastructure and augmented our management team and employee base with talented, experienced, well-trained professionals, and further developed a strong platform for further acquisitions.

 Common Stock

Number Outstanding Prior to Offering:
On May 5, 2017, 22,412,403 shares of our common stock are issued and outstanding, without giving effect to the issuance of (a) 2,690,530 shares in the event of exercise of outstanding common stock purchase warrants exercisable at prices ranging from $4.25 to $10.15 per share, (b) 2,151,073 shares in the event of exercise of outstanding options at a weighted average price of $2.38 per share, and (c) 2,063,125 shares issuable upon conversion of outstanding preferred stock.

Number Outstanding Subsequent to Offering:	Assuming the issuance of no additional shares, resale of the shares offered hereby will have no effect on the number of shares of common stock outstanding immediately following this offering.

Trading Symbol (NASDAQ):	FSNN

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated herein and therein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipates,” “expects,” “intends,” “may,” “should,” “plans,” “believes,” “predicts,” “potential” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Please see the discussion of risks and uncertainties under “Risk Factors” below and contained in our most recent annual report on Form 10-K, any amendments thereto and as such information may be further revised or supplemented by our subsequent quarterly reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC, all of which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated herein or therein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

 RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below in evaluating our future prospects.  In particular, keep these risk factors in mind when you read “forward-looking” statements elsewhere in this report. Forward-looking statements relate to our expectations for future events and time periods. Generally, the words “anticipates,” “expects,” “intends,” “may,” “should,” “plans,” “believes,” “predicts,” “potential” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. Any of the following risks could harm our business, operating results or financial condition and could result in a complete loss of your investment. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also harm our business and financial condition in the future.

Risks Relating to Our Business

Failure to comply with the financial and other covenants contained in our senior debt facilities is an event of default under these agreements.

Our acquisitions have been financed primarily through the issuance of secured debt with an aggregate principal amount outstanding of approximately $101.6 million at March 31, 2017. Currently, all assets of Fusion and its subsidiaries are pledged as collateral under its senior debt facilities. These facilities contain a number of affirmative and negative covenants, including but not limited to, restrictions on the payment of subordinate indebtedness, incurring additional indebtedness, making capital expenditures, paying dividends and cash distributions by subsidiaries.  Under these senior facilities, we are also required to comply with various financial covenants, including leverage ratio, fixed charge coverage ratio and minimum levels of earnings before interest, taxes, depreciation and amortization, or EBITDA.  Failure to comply with any of the restrictive or financial covenants contained in these facilities could result in an event of default and accelerated demand for repayment of our outstanding debt. We do not have the financial resources to repay our senior debt if it is accelerated.

At various times during the first six months of 2015, we were not in compliance with some of the financial covenants contained in our senior credit facility, particularly with respect to the minimum EBITDA and Fixed Charge Coverage Ratio covenants, and we failed to raise additional equity within the time frame committed in the facility. Our noncompliance with these covenants was waived by the note holders. In addition, as of September 30, 2016, we were not in compliance with the leverage ratio covenants contained in our senior credit facilities, and we received waivers and amendments from the lenders as of September 30, 2016.

After giving effect to these waivers, we were in compliance with all of the financial covenants contained in our credit agreements for the years ended December 31, 2016 and 2015. We were also in compliance with all of these financial covenants as of March 31, 2017. There can be no assurances, however, that we will continue to be able to obtain such waivers in the future if we do not comply with the financial covenants contained in our credit facilities.

We have a history of operating losses and net losses. There can be no assurance that we will ever achieve profitability or have sufficient funds to execute our business strategy.

At March 31, 2017, we had a working capital deficit of $8.8 million and stockholders equity of $6.9 million. At December 31, 2016, we had a working capital deficit of $6.6 million and stockholders’ equity of $9.2 million. In addition, for the three months ended March 31, 2017, we incurred net losses applicable to common stockholders of $4.7 million and we incurred net losses applicable to common stockholders of $15.1 million for the year ended December 31, 2016. We may not be able to generate profits in the future and may not be able to support our operations or otherwise establish a return on invested capital.  In addition, we may not have sufficient funds to execute our business strategy, requiring us to raise additional funds from the equity markets or other sources, resulting in further dilution to our equity holders.  These losses, among other things, have had, and may continue to have, an adverse effect on our working capital, total assets and stockholders’ equity.

Our recent acquisitions do not provide assurance that the acquired operations will be accretive to our earnings or otherwise improve our results of operations.

Acquisitions, such as our November 2016 acquisition of Apptix, Inc. (“Apptix”), as well as our previously completed acquisitions, involve the integration of previously separate businesses into a common enterprise in which it is envisioned that synergistic operations and economies of scale will result in improved financial performance.  However, realization of these desired results are subject to numerous risks and uncertainties including, but not limited to, the following:

●	diversion of management time and attention from daily operations;
●	difficulties integrating the acquired business, technologies and personnel into the existing business;
●	potential loss of key employees, key contractual relationships or key customers of the acquired businesses; and
●	in the case of a stock acquisition, exposure to unforeseen liabilities.

Notwithstanding consummation of our acquisitions, there is no assurance that these acquisitions will be or will continue to be accretive to our earnings or otherwise improve our results of operations.

If we are unable to successfully manage the integration of our acquisitions, we may not benefit from our acquisition strategy.

A significant part of our growth strategy is to supplement internal growth with targeted acquisitions.  We may not be successful in integrating newly acquired businesses into our day-to-day operations for a number of reasons, including if we are unable to (a) retain skilled managerial, technical, and sales personnel; (b) retain customers acquired; (c) integrate the services offered by acquired businesses with our existing services to achieve a single package of service offerings; (d) establish and maintain uniform standards, controls, policies and procedures throughout the Company; or (e) devote the management time required to successfully integrate the acquired businesses.

The cloud services industry is highly competitive and we may be unable to compete effectively.

The cloud services industry is highly competitive, rapidly evolving and subject to constant technological change.   In addition, many of our current cloud services competitors are significantly larger and have substantially greater market presence; greater financial, technical, operational and marketing resources; and more experience.  In the event that any competitor expends significant sales and marketing resources in one or several markets where we compete with them, we may not be able to compete successfully in those markets.  We also believe that competition will continue to increase, placing downward pressure on prices.  Such pressure could adversely affect our gross margins if we are unable to reduce our costs commensurate with the price reductions of our competitors.  In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us.  If our competitors were to provide better and more cost effective services, we may not be able to increase our revenues or capture any significant market share.

Our business is capital intensive, and we do not currently generate sufficient revenue to offset our operating expenses.  If we are unable to obtain additional funding when required, we may have to significantly curtail or possibly terminate some of our operations.

We may require future capital in order to continue to fund our operating expenses and to continue to otherwise execute our business plan and growth strategy.  If we are unable to obtain the required funding or generate revenue sufficient to sustain our operations, we could be forced to significantly curtail or suspend our operations, including laying-off employees and selling assets. Additional capital may not be available to us when needed or on terms that are acceptable to us, or at all.

We have historically funded our working capital requirements through the sale of common stock or preferred stock of Fusion.  The sale of equity securities to fund operations is dilutive to our existing stockholders.  The terms of our debt facilities limit our ability to utilize cash flows generated from our Business Services segment to fund the Company’s other operations, including corporate overhead expenses.  In the event we are unable to substantially increase our revenue to fund our operating expenses, we may be required to continue to fund operations through additional sales of Fusion’s equity securities.  In the past, limited cash resources restricted our Carrier Services segment’s ability to purchase termination capacity with longer payment terms than the terms under which it is able to sell services to its customers.  Should this trend continue, it could limit our ability to grow our revenues and/or margins, or limit our ability to achieve our revenue and/or margin targets in Carrier Services segment.

If we are unable to manage our growth or implement our expansion strategy, we may increase our costs without increasing our revenue.

We may not be able to expand our product offerings, customer base and markets, or implement the other features of our business strategy at the rate, or to the extent, planned.  Our projected growth will place a significant strain on our administrative, operational and financial resources and may increase our costs.  If we are unable to successfully manage our future growth, continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, we may not be able to maximize revenue or achieve profitability.

Our ability to grow our business is dependent upon market developments and traffic patterns, which may lead us to make expenditures that do not result in increased revenue.

Our purchase of network equipment and software will be based, in part, upon our expectations concerning future revenue growth and market developments.  As we expand our network, we will be required to make significant capital expenditures, including the purchase of additional network equipment and software.  To a lesser extent, our fixed costs will also increase from the ownership and maintenance of a greater amount of network equipment including our switching systems, gateways, routers and other related systems.  If our traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of our network, our costs as a percentage of revenue would increase significantly.

Changes in technology and service offerings could affect the ability of our Business Services segment to compete in the marketplace for cloud communications services.

Our Business Services segment is subject to rapid and significant changes in technology, particularly in the emerging areas of cloud voice, cloud connectivity, cloud storage and cloud computing.  Our industry has evolved significantly in these areas over the past few years, and is expected to continue to evolve.  Emerging technologies could lead to the development of newer, more convenient, more cost-effective or otherwise more attractive services.  In addition, the preferences and requirements of business customers are changing rapidly.  Our ability to retain current customers and attract new customers may be highly dependent on whether we choose the technologies that will ultimately have the greatest customer acceptance, are able to adopt these new technologies and offer competitive new services when appropriate, or can compete successfully against other service providers that use these new technologies, many of whom are larger or possess greater financial or technical resources than we do.  The development, introduction and marketing of such new services in response to new technologies or new customer demands may require us to increase our capital expenditures significantly.  In addition, new technologies may be protected by patents or other intellectual property laws and therefore may only be available to our competitors and not to us.

Some of our services are dependent upon multiple service platforms, network elements, and back-office systems that are reliant on third party providers.

We have deployed back-office systems and services platforms that enable us to offer our customers a wide-array of services and features. Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, invoice customers, provision client orders, and achieve operating efficiencies.  Some of these systems are dependent upon license agreements with third party vendors.  These third party vendors may cancel or refuse to renew some of these agreements, and the cancellation or non-renewal of these agreements may harm our ability to invoice customers and provide services efficiently.

Our business could be materially and adversely affected in the event of accusations of infringement of third-party intellectual rights.

There has been substantial litigation in the areas in which we operate regarding intellectual property rights. Regardless of the merits, accusations and lawsuits concerning claims of infringement or misuse of another party’s proprietary rights may negatively affect customer relationships, may divert management’s attention from other aspects of our operations and, upon resolution may have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we were found to be infringing the intellectual property rights of a third party, we could be subject to liability, which could be material.  We could also be prohibited from selling certain services or required to redesign certain services, each of which could have a material adverse effect on our business and results of operations.  These and other outcomes may result in the loss of a substantial number of existing customers or prevent our acquisition of new customers; cause us to pay license fees for intellectual property we are found to have infringed; cause our costs to increase; materially and adversely affect our brand in the marketplace and cause a substantial loss of good will; and cause us to cease certain services or offering certain features.

We rely upon certain proprietary rights in our technology, systems and business processes.  If our protection of these rights were to be compromised, it could negatively affect our ability to compete or to achieve our projected business and financial results.

Our ability to compete depends, in part, upon our proprietary rights in our technology, systems and business processes.  In general, our technology is based on the integration and use of publicly available hardware components, and is therefore afforded little protection under existing patent law.  Some of our software and systems, while developed by us, are generally not unique in such a manner as to allow protection under existing patent law.  As a result, we generally rely on a combination of contractual restrictions and the general protection afforded by copyright, trademark and trade secret laws to establish and protect our proprietary rights.  Such limited protection could prove insufficient and thereby subject us to increased competition or impact the business or financial results of our operations.

It is the Company’s policy to require employees, consultants and, when warranted, certain customers and vendors to execute confidentiality agreements with us.  These agreements provide that confidential information developed or made known during the course of the relationship must be kept confidential and not disclosed to third parties except under certain limited circumstances.  If such arrangements were to prove ineffective in protecting our confidential information, our business or financial performance could be negatively impacted.

The U.S. Patent and Trademark Office has granted Fusion federal registration for eight trademarks, and Federal registration of those trademarks will be effective for as long as we continue to use them and renew their registrations.  We may register additional trademarks and other intellectual property rights in the future, although there can be no assurance that our effort to register these trademarks will be successful.  Fusion generally does not register any of its copyrights with the U.S. Copyright Office, but relies on the protection afforded to such copyrights by the U.S. Copyright Act, which provides protection to authors of original works whether published or unpublished and whether registered or unregistered.

Breaches in our network security systems may hurt our ability to deliver services and our reputation and may result in liability.

We could lose customers or expose ourselves to liability if there are any breaches to our network security systems that jeopardize or result in the loss of confidential information stored in our systems.  Since our inception, we have experienced two known breaches of network security, which resulted in a temporary failure of certain network operations, but did not result in the loss of any confidential customer information or material financial losses. However, a future network security breach could harm our ability to deliver certain services, damage our reputation or subject us to liability.

Our revenue growth is dependent upon our ability to build new distribution relationships and to acquire new customers.

Our ability to grow through efficient and cost effective deployment of our cloud services is, in part, dependent upon our ability to identify and contract with local, regional and national entities that will assist in the distribution of our products and services.  If we are unable to identify, contract with or maintain such distribution relationships, or if the efforts of these agents are not successful, we may not grow the customer base or achieve the revenue level currently envisioned and our results of operations will be adversely impacted.

We are dependent upon our ability to obtain the necessary regulatory approvals and licenses to enter new domestic and international markets in which such approvals are required.  Such approvals may or may not occur as planned and could be delayed.

Our ability to enter into new domestic and international markets may, in certain cases, rely upon our ability to obtain licenses or other approvals to operate in those markets, our ability to establish good working relationships with the relevant regulatory authorities in those jurisdictions, or our ability to interconnect to the local telephone networks in those markets.  If we are not able to obtain the necessary licenses, approvals or interconnections, our ability to enter these new markets may be delayed or prevented.

Industry consolidation could make it more difficult for us to compete.

Companies offering cloud voice, UCaaS, cloud connectivity, SaaS, IaaS and other cloud services are, in some circumstances, consolidating.  We may not be able to compete successfully with businesses that have combined, or will combine, to produce companies with substantially greater financial, technical, or sales and marketing resources, or with larger client bases, more extensive network assets or more established relationships with vendors and distributors.  If we were to experience such heightened competitive pressures, there is a risk that our revenues may not grow as expected and the value of our equity securities could decline.

Our ability to provide services is often dependent on our suppliers and other service providers who may not prove to be reliable.

A majority of the voice calls made by our customers are connected through other communication carriers, which provide us with transmission capacity through a variety of arrangements.  Our ability to terminate voice traffic in our targeted markets is an essential component of our ongoing operations. If we do not secure or maintain operating and termination arrangements with other carriers, our ability to increase services to our existing markets, and gain entry into new markets, will be limited.  Therefore, our ability to maintain and expand our business is dependent, in part, upon our ability to maintain satisfactory relationships with other domestic carriers, Internet service providers, international carriers, fiber optic cable providers and other service providers, many of which are our competitors, and upon our ability to obtain their services on a cost-effective basis.  In addition, if a carrier with whom we interconnect does not carry the traffic routed to it, or does not provide the required capacity, we may be forced to route our traffic to, or buy capacity from, a different carrier on less advantageous terms, which could reduce our profit margins or degrade our network service quality.  In the event network service quality is degraded, it may result in a loss of customers.  To the extent that any of the service providers with whom we interconnect raise their rates, change their pricing structure or reduce the amount of capacity they make available to us, our revenues and profitability may be adversely affected.

We rely on third party equipment suppliers who may not be able to provide us the equipment necessary to deliver the services that we seek to provide.

We are dependent on third party equipment suppliers for equipment, software and hardware components, including Cisco, BroadSoft, Acme Packet and Sonus. If these suppliers fail to continue product development and research and development or fail to deliver quality products or support services on a timely basis, or if we are unable to develop alternative sources of supply if and as required, such a failure could result in an inability to deliver the services that we currently provide or intend to provide, and our financial condition and results of operations may be adversely affected.

Our Carrier Services business relies on the cooperation of other international carriers and incumbent service providers, who may not always cooperate with us in our attempt to serve a specific country or market.

In some cases, the growth of our Carrier Services business requires the cooperation of other international carriers and/or the incumbent service provider in order to provide services to or from specific countries or markets.  In the event the incumbent, or another in-country international carrier, does not cooperate with us or support us in our efforts to serve that country, our ability to provide service to or from that country may be delayed, or the costs to provide service might increase should we be forced to use another more expensive carrier. If we are unable to develop and maintain successful relationships with other international carriers and incumbent operators, our ability to cost-effectively service an important market could be adversely affected.

Because we do business on an international level, we are subject to an increased risk of tariffs, sanctions and other uncertainties that may hurt our revenue.

There are certain risks inherent in doing business internationally, especially in emerging markets, such as unexpected changes in regulatory requirements, the imposition of tariffs or sanctions, licenses, customs, duties, other trade barriers, political risks, currency devaluations, high inflation, corporate law requirements and civil unrest.  The economies of many of the emerging markets are weak and volatile.  We may not be able to mitigate the effect of inflation on our operations in those countries by price increases, even over the long-term.  Also, deregulation of the communications markets in developing countries may or may not continue.  Incumbent service providers, trade unions and others may resist legislation directed toward deregulation and may resist allowing us to interconnect with their networks.  The legal systems in emerging markets also frequently have insufficient experience with commercial transactions between private parties, therefore we may not be able to protect or enforce our rights in some emerging market countries. Governments and regulations may change, thus impacting the availability of new licenses or the cancellation or suspension of existing operating licenses.  The instability of the laws and regulations applicable to our Carrier Services business, as well as their interpretation and enforcement, could materially impact our business in those countries and adversely affect our financial condition or results of operations.

The regulatory treatment of VoIP services outside the United States varies from country to country.  Some countries are considering subjecting VoIP services to the regulations applied to traditional telecommunications services and they may assert that we are required to register as a telecommunications carrier in that country or impose other more onerous regulations.  In such cases, our failure to register could subject us to fines, penalties or forfeiture of our right to do business in that country.  Regulatory developments such as these could have a material adverse effect on our ability to grow our international operations.

Additional taxation and government regulation of the cloud communications industry may slow our growth, resulting in decreased demand for our products and services and increased costs of doing business.

As a result of changes in regulatory policy, we could be forced to pay additional taxes on the products and services we provide. We structure our operations and our pricing based on assumptions about various domestic and international tax laws, tax treaties and other relevant laws.  Taxation authorities or other regulatory authorities might not reach the same conclusions about taxation that we have reached in formulating our assumptions.  We could suffer adverse tax and other financial consequences if our assumptions about these matters are incorrect or the relevant laws are changed or modified. In the U.S., our products and services are subject to varying degrees of federal, state and local regulation, including regulation by the Federal Communications Commission and various state public utility commissions. We may also be subject to similar regulation by foreign governments and their telecommunications and/or regulatory agencies.  While these regulatory agencies grant us the authority to operate our business, they typically exercise minimal control over our services and pricing.  However, they do require the filing of various reports, compliance with public safety and consumer protection standards, and the payment of certain regulatory fees and assessments.

We can provide no assurance that applicable U.S. and foreign regulatory agencies will grant us the required authority to operate, will allow us to maintain existing authority so we can continue to operate or that such agencies will refrain from taking action against us if we are found to have provided services without obtaining the necessary authority.  Similarly, if our pricing and/or terms and conditions of service are not properly filed or updated with the applicable agencies, or if we are otherwise not fully compliant with the rules of the various regulatory agencies, regulators or other third parties could challenge our actions and we could be subject to forfeiture of our authority to provide service, or to penalties, fines, fees or other costs.

We also hold various state licenses authorizing us to provide intrastate services to our carrier and end-user customers, and we comply with state reporting, fee payment, tariffing, and other obligations with respect to these services.  However, in several states where we provide de minimus intrastate services we may not have fully complied with applicable licensing requirements. Should we fail at any time to hold the licenses required to provide our intrastate services, we could be subject to fines or other penalties.

In addition to new regulations being adopted, existing laws may be applied to the Internet, which could hinder our growth.

New and existing laws may cover issues that include: sales and other taxes; user privacy; pricing controls; characteristics and quality of products and services; consumer protection; cross-border commerce; copyright, trademark and patent infringement; and other claims based on the nature and content of Internet materials.  Changes to existing regulations or the adoption of new regulations could delay growth in demand for our products and services and limit the growth of our revenue.

The effects of natural disasters such as hurricanes or other events over which we have no control could significantly disrupt our operations and could have a material adverse impact on our business.

In late October 2012, our Carrier Services operations were impacted by Hurricane Sandy in the Northeast region of the United States.  The severe weather conditions directly affected the ability of many of our carrier customers and vendors to connect to us.  As a result, we did not generate the same levels of revenues and gross profit that we believe we would have generated absent these abnormal conditions.  Any future disruptions to the operation of our network, including acts of war, terrorism or other force majeure events, could have a material adverse impact on our liquidity, financial condition and results of operations.  Although we do carry business interruption insurance, we can provide no assurance that losses we incur from a natural disaster or other force majeure event would be completely covered by insurance.

If we do not retain our executive officers and senior management, or if we do not continue to attract and retain qualified personnel and independent sales agents, our ability to execute our business plan could be adversely affected.

Our existing executive officers and senior management have extensive experience in the communications industry, as well as many years of working together as an integrated management team directing our day-to-day operations.  As a result, we are dependent on those individuals and the loss of the services of one or more of these individuals could impair our ability to execute our strategy or achieve our business and financial objectives.

We do not have written employment agreements with any of our executive officers or members of senior management team other than Matthew Rosen, our Chief Executive Officer.

We face competition for qualified personnel, including management, technical, financial and sales personnel.  We also rely on independent sales agents to market and sell our services.  If we are unable to attract and retain experienced and motivated personnel, including independent sales agents, the growth of our business or the effectiveness of our day-to-day operations may be negatively impacted and we may not be able to grow our customer base or to achieve our business or financial objectives.

Risks Related to Ownership of our Common Stock

We are unlikely to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock.  We intend to retain any future earnings to finance our operations and expand our business and therefore do not expect to pay any cash dividends in the foreseeable future.  Holders of our outstanding preferred stock are entitled to receive dividends prior to the payment of any dividends on our common stock. The payment of dividends is also subject to provisions of Delaware law prohibiting the payment of dividends except out of surplus and certain other limitations, as well as the provisions contained in our senior credit facilities.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock has fluctuated substantially and will likely continue to do so due to a variety of factors, including market perception of our ability to achieve planned growth, quarterly operating results of other companies in our industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.  In addition, the stock market is subject to extreme price and volume fluctuations.  This volatility has had, and will likely continue to have, a significant effect on the market price of our common stock and the securities issued by many other companies for reasons unrelated to operating performance.

In addition, the market price of our common stock may continue to fluctuate significantly in response to a number of other factors, many of which are beyond our control including, but not limited to, the following:

●	ability to obtain and retain analyst coverage;
●	changes in analysts’ recommendations or estimates of our financial performance;
●	changes in the market valuations of companies similar to us;
●	announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures, or capital commitments; and
●	failure to meet analysts’ expectations regarding financial performance.

Furthermore, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.  A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which, in turn, could harm our business.

We are a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company” as defined in the Exchange Act, and are thus allowed to provide simplified executive compensation disclosures in our filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in our SEC filings. We cannot predict whether investors will find our common stock less attractive because of our reliance on any of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our common stock may become subject to the “penny stock” rules of the SEC, which will make transactions in our shares cumbersome and may reduce the value of an investment in our shares.

For so long as the trading price of our common stock is less than $5.00 per share, our common stock may be considered a "penny stock," and in such event trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are willing to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks include price fluctuations and the lack of a liquid market.

To date, we have not been considered a “penny stock” due to an exemption from Rule 15g-9 for companies with average annual audited revenues for the prior three years of in excess of $6,000,000 per year.  However, should the exclusions from the definition of a “penny stock” change, or should our annual revenues fall dramatically, we may become subject to rules applicable to “penny stocks” and the market for our shares may be adversely affected.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights in favor of our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our amended and restated certificate of incorporation, as amended, contains provisions which eliminate the liability of our directors for monetary damages to the Company and its stockholders to the maximum extent permitted by Delaware corporate law.  Our by-laws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  These indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and its stockholders.

We are subject to limitations on our use of Securities Act of 1933 registration statements until December 2017.

In February 2017, we were advised by the Corporate Finance Staff (the “Staff”) of the SEC that, in the Staff’s opinion, the financial statements of Apptix included as an exhibit to our Current Report on Form 8-K originally filed on November 18, 2016 (the “Apptix Form 8-K”), did not comply with applicable SEC auditing standards (the “Deficiency”). Although we have filed a further amendment to the Apptix Form 8-K correcting the Deficiency, we remain ineligible to use Form S-3 under the Securities Act of 1933, as amended (the “Securities Act of 1933”) for registration of our securities until December 1, 2017.

Our use of equity to fund operations is dilutive to existing stockholders and, depending upon the market price for our shares at the time of issuance, we may be required to issue shares at depressed prices.

Historically, we have funded a vast majority of our working capital requirements through the sale of Fusion equity securities.  The use of Fusion equity to fund operations is dilutive to our existing stockholders.  Unless we are able to generate substantial revenues to fund our operating expenses, we may be required to continue to fund operations through the sale of additional equity. Moreover, the dilutive effect on our stockholders caused by the issuance of new equity is directly impacted by the market price for our shares at the time of issuance.  If we are required to issue shares at a time when the market price for our equity securities is depressed, we will need to issue more shares than if the market price was higher, and the dilutive effect on our stockholders will be greater.

The issuance of our common stock upon the exercise of options or warrants or the conversion of outstanding convertible securities may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

As of May 5, 2017, we had 22,412,403 common shares outstanding and approximately 2,063,125 shares reserved for issuance upon conversion of outstanding preferred stock, 2,690,530 shares reserved for the exercise of outstanding warrants, and 2,151,073 shares reserved for the exercise of outstanding stock options.  The issuance of our common shares upon the exercise of stock options or warrants, or conversion of preferred stock, will increase the number of our publicly traded shares, which could depress the market price of our common stock.

The perceived risk of dilution may cause our common stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We could use preferred stock to fund operations or resist takeovers, and the issuance of preferred stock may cause additional dilution.

Our amended and restated certificate of incorporation, as amended, authorizes Fusion to issue up to 10,000,000 shares of preferred stock, of which 5,045 shares of Series A-1, A-2 and A-4 Preferred Stock (the “Series A Preferred”) are currently issued and outstanding, and 9,296 shares of our Series B-2 Preferred Stock (the “Series B-2 Preferred”) are currently issued and outstanding.  Our certificate of incorporation gives the Fusion board of directors the authority to issue preferred stock without any further approval of our stockholders.  We may issue additional shares of preferred stock to raise money to finance our operations.  We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

●	dividend and liquidation preferences;
●	voting rights;
●	conversion privileges;
●	redemption terms; and
●	other privileges and rights of the shares of each authorized series.

The issuance of large blocks of Fusion’s preferred stock could have a dilutive effect on our existing stockholders.  It can also negatively impact our existing stockholders’ liquidation preferences.  In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could also issue preferred stock to friendly third parties to preserve control by present management.  This could occur if we become subject to a hostile takeover that could ultimately benefit our stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders hereunder.

DESCRIPTION OF SECURITIES

General

We are currently authorized under our amended and restated certificate of incorporation, as amended, to issue 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 5, 2017, there were:

●	22,412,403 shares of common stock issued and outstanding; and

●	an aggregate of 5,045 shares of Series A-1, A-2 and A-4 preferred stock issued and outstanding; and

●	9,296 shares of Series B-2 preferred stock issue and outstanding.

The following is a summary of the rights of our common stock and our preferred stock (including our Series A Preferred and Series B Preferred). It does not purport to be complete. For more detailed information about the terms of our capital stock, please see our amended and restated certificate of incorporation, as amended, including the certificate of designations for each of the Series A Preferred and the Series B Preferred, and our by-laws.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions associated with our common stock. We have received full payment for all outstanding shares of our common stock and cannot require our stockholders to make any further payments on the stock. To the extent that additional shares of common stock are issued in the future, the relative interests of the then existing stockholders will be diluted. The rights, preferences and privileges of our common stock are subject to the rights, preferences and privileges of holder of our issued and outstanding preferred stock, as described below.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, as amended, our Board is authorized, without further approval of our stockholders but, subject to any limitations prescribed by law, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The rights of the holders of our common stock, Series A Preferred and Series B Preferred (with the prior approval of the holders of a majority of the issued and outstanding shares of Series A Preferred and Series B Preferred) will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Our Board could authorize the issuance of shares of preferred stock with terms and conditions more favorable than our common stock, Series A Preferred and Series B Preferred and with rights that could adversely affect the voting power or other rights of holders of our common stock, Series A Preferred and Series B Preferred. Prior to the issuance of shares of each series of undesignated preferred stock, our Board is required by the Delaware corporate laws and our amended and restated certificate of incorporation, as amended, to adopt resolutions and to file a certificate of designations with the Secretary of State Delaware fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series. If such new series of preferred stock has rights that are senior or equal to those of the Series A Preferred and Series B Preferred with respect to dividends or liquidation proceeds, then the terms of such new series must be approved by holders of a majority of the issued and outstanding shares of Series A Preferred and Series B Preferred. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Fusion.

Series B Preferred Stock

Between December 31, 2013 and January 31, 2014 we issued an aggregate of 22,838 shares of Series B-2 Preferred. Each share of Series B-2 Preferred has a stated value of $1,000; and is senior to all of our Series A Preferred and common stock. As of May 5, 2017, there were 9,296 shares of Series B Preferred outstanding.

Each share of Series B-2 Preferred is convertible into shares of our common stock at a conversion price of $5.00 per share, subject to adjustment.  Subject to the other terms of the Series B-2 Preferred, the 9,296 shares of outstanding Series B-2 Preferred are convertible into an aggregate of 1,859,200 shares of our common stock. In conjunction with the original issuance of the Series B-2 Preferred, we also issued warrants to purchase shares of our common stock at an exercise price of $6.25 per share, as adjusted for stock splits, combinations and reclassifications. The remaining warrants may be exercised for five (5) years from the date of issuance. A registration statement was filed with, and declared effective by, the SEC registering the resale of the shares of our common stock issuable upon exercise of these warrants but at this time the prospectus included in such registration statement is not current due to the Deficiency.  The Company intends to file an S-4 registration statement with the SEC offering holders of all of its outstanding warrants the right to receive new warrants. Any B-2 warrant holder that participates will receive registered shares of Fusion's common stock.

 Commencing January 1, 2016, we have the right to force the conversion of the Series B-2 Preferred into common stock at a price of $5.00 per share; provided that the volume weighted average price of our common stock is at least $12.50 for ten (10) consecutive trading days.  In addition, shares of our Series B-2 Preferred stock bear a cumulative six percent (6%) annual dividend payable quarterly in arrears from March 31, 2014, payable in cash or shares of common stock, at our option. To date, all quarterly dividends on the Series B-2 Preferred have been paid in common shares.

Series A Preferred Stock

We have issued shares of Series A Preferred in four designated classes, as follows:

Designation	Number of Shares Authorized	Number of Shares Outstanding as May 3, 2017	Conversion Price as of May 3, 2017
A-1	3,875	2,375	$73.47
A-2	3,375	2,625	$36.51
A-3	700	0	N/A
A-4	45	45	$34.75

Each “A” series of preferred stock has a stated value of $1,000 per share and is entitled to cumulative dividends on the outstanding stated value of the preferred stock at the rate of eight percent (8%) per annum, payable in arrears, when and if declared by our Board, in cash or, in certain instances, in shares of our common stock. Upon a liquidation of the Company, and after the payment of all amounts due to creditors and senior preferred stock holders, the holders of Series A preferred stock are entitled to a liquidation preference equal to the greater of the stated value of the preferred stock and the amount the holders would have received had they converted their Series A Preferred into common stock prior to liquidation.

Each share of Series A Preferred may be converted (a) by the registered holder into shares of our common stock at the conversion price set forth in the above table, subject to further adjustment, and (b) by the Company, in the event our common stock trades at an average price of at least 220% of the applicable conversion price over a consecutive ninety (90) day period.

The consent of holders of a majority of each class of our Series A Preferred is required in order to (a) amend our amended and restated certificate of incorporation, as amended, or by-laws to change any of the rights, preferences or privileges of the preferred stock, to reduce the dividend rate, reduce the liquidation preference or make the Series A Preferred redeemable, (b) permit any subsidiary to issue or sell any of its securities (except to Fusion or a wholly-owned subsidiary of Fusion) or sell any of their respective assets, other than at arms’ length at fair market value, or (c) increase or decrease the number of shares of each class of the Series A Preferred. The consent of holders of each class of Series A Preferred was obtained in connection with the creation and sale of the Series B-2 Preferred.

Common Stock Purchase Warrants

We have, from time to time, issued common stock purchase warrants, primarily in connection with prior offerings of our equity securities and our senior debt. The following table provides information concerning our common stock purchase warrants outstanding at May 5, 2017:

Event Requiring Issuance	Total Number of Shares Issuable upon Exercise of Warrants	Term of Warrant	Expiration Date	Per Share Exercise Price (subject to adjustment)
Offering of Series B-2 preferred stock	1,512,514	5 Years	December 31, 2018 and January 24, 2019	$6.25
July 2013 offering of common stock and warrants	242,635	5 Years	Various dates through October 12, 2018	$5.45-$8.50
March 2013 offering of common stock and warrants	408,066	5 Years	Various dates through July 18, 2018	$4.25-$5.50
October 2012 offering of Series B-1 preferred stock	518,989	5 Years	October 22, 2017 and October 24, 2017	$6.83-$7.62
Other warrants	31,312	5-7.5 Years	Various dates through October 15, 2018	$4.25-$10.15

Stock Options

As of May 5, 2017, we have reserved 3,519,790 shares of our common stock for issuance under our equity compensation plans.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “FSNN.”

Transfer Agent and Registrar

Continental Stock Transfer & Trust Co., New York, New York acts as transfer agent and registrar for our common stock and preferred stock. Its address and telephone number are One State Street, New York, New York 10004 and (212) 509-4000, respectively.

Anti-takeover Provisions

Our amended and restated certificate of incorporation, as amended, our by-laws and Delaware corporate law contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our Board, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board.

Set forth below is a description of the provisions contained in our amended and restated certificate of incorporation, as amended, by-laws and Delaware corporate law that could impede or delay an acquisition of control of our company that our Board has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, and by-laws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

Fusion is currently authorized to issue a total of 10,000,000 shares of preferred stock. Our amended and restated certificate of incorporation, as amended, provides that the Board may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the Board could potentially use this preferred stock to preserve control.

Number of Directors

Our amended and restated certificate of incorporation, as amended, and by-laws provide that the number of directors shall be no less than one, as fixed from time to time by resolution of the Board.

Filling Vacancies

Our by-laws establish that the Board shall be authorized to fill any vacancies arising due to the death, resignation or removal of any director. The Board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies on the Board may be filled by a majority of the remaining directors then in office, even through less than a quorum of the Board, or by a sole remaining director.

Board Action Without Meeting

Our by-laws provide that the board may take action without a meeting if all the members of the Board consent to the action in writing or by electronic transmission. Board action through written consent allows the Board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our by-laws provide that there is no right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the Board.

Stockholder Proposals

Except to the extent required by applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of our stockholders.

Amendments to Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation, as amended, gives both the directors and the stockholders the power to power to adopt, alter or repeal the by-laws of the corporation. Any adoption, alteration, amendment, change or repeal of the by-laws requires an affirmative vote by a majority of the outstanding stock of the corporation. Any by-law that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the Board, unless the resolution of the stockholders adopting such by-laws expressly reserves to the stockholders the right to amend or repeal it. Any proposal to amend, alter, change or repeal any provision of our amended and restated certificate of incorporation, as amended, requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose as well as the affirmative vote of a majority of the voting power of our common stock.

Delaware Law Provisions

We are subject to the provisions of Section 203 of the Delaware corporate law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●
a stockholder who owns 15% or more of its outstanding voting stock (otherwise known as an interested stockholder);

●
an affiliate of an interested stockholder; or

●
an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of a company’s assets.

However, the above provisions of Section 203 do not apply if:

●
the company’s board of directors approves either the business combination or the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

●
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of that company’s voting stock outstanding at the time the transaction commenced, excluding the shares owned by its officers and directors and the shares contained in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or subsequent to the date of the transaction, the business combination is approved by that company’s board of directors and authorized at a meeting of its stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

SELLING STOCKHOLDERS

Background of the Offering

On behalf of the selling stockholders named in the table below (including their respective successors or permitted assigns, who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus forms a part, 2,431,091 shares of our issued and outstanding common stock.

We are registering the shares being offered under this prospectus pursuant to commitments made by us under the terms of a common stock purchase agreement we executed with the selling stockholders in connection with the private placement described below.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. Additional information relating to sales of the shares offered by the selling stockholders is contained elsewhere in this prospectus under the caption “Plan of Distribution.”

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus forms a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness of the registration statement of which this prospectus forms a part, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their common stock. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

November 2016 Offering of Common Stock

On November 16, 2016, Fusion sold an aggregate of 2,431,091 shares of its common stock for an aggregate purchase price of $2,795,755, or $1.15 per share. These shares were sold pursuant to the terms of a common stock purchase agreement, dated as of November 14, 2016, with 22 separate investors, each of whom is an accredited investor (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933).

The Company agreed that, not later than December 28, 2016, it would file a registration statement under the Securities Act of 1933 to register resale of the shares on behalf of the selling stockholders. This prospectus forms a part of that registration statement. The common stock purchase agreement requires us to pay liquidated damages to the selling stockholders, in an amount not to exceed 12% of the purchase price of the shares, in the event the registration statement is not timely filed, or if it is not declared effective by the SEC within the prescribed time, or if we fail to maintain the effectiveness of the registration statement during the prescribed period, or if there ceases to be “current public information” about the Company, within the meaning of Rule 144 under the Securities Act of 1933, during the required time period. The Company originally filed a registration statement on Form S-3 to cover the resale of the shares offered hereby but withdrew such registration statement due to the Deficiency. As a result, the Company was obligated to accrue and pay liquidated damages to the selling stockholders during the prescribed period that there was no effective registration statement under which the selling stockholders could resell their shares. Under the common stock purchase agreement, we also agreed to certain limitations on issuing shares of our common stock, or securities convertible or exchangeable into our common stock, during the period from the date of execution of the common stock purchase agreement until 45 days following the effective date of the required registration statement.

Selling Stockholders

The following table sets forth as of the date of this prospectus the:

●
name of each selling stockholder;

●
amount of common stock owned beneficially by each selling stockholder;

●
number of shares that may be offered by each selling stockholder pursuant to this prospectus;

●
number of shares to be owned by each selling stockholder following sale of the shares covered by this prospectus; and

●
percentage of our common stock to be owned by each selling stockholder following sale of the shares covered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling stockholder is based upon our books and records, the information provided by our transfer agent and other information that we have determined to be reliable.

Because the selling stockholders identified in the following table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares owned beneficially by them that are covered by this prospectus, but will not sell any other shares of our common stock that they presently own. Unless otherwise indicated in the footnotes, shares in the table refer to shares of outstanding common stock. All of the shares reflected in the table under “Number of Shares Available Pursuant to this Prospectus” are owned directly by the named selling stockholder, and we are advised that no other person (including any person identified in the notes to the table) has any beneficial interest therein.

Name of Selling Stockholder	Number of Shares Owned Beneficially		Number of Shares Available Pursuant to this Prospectus	Number of Shares Owned After Offering	Percent of Class After Offering
Alfaro, Henry	28,986	(1)	28,986	0	**
Block, Dennis J.	130,435		130,435	0	**
Brumberger, Alan	266,235	(2)	86,957	179,278	1.2%
DelGiudice, Michael*	65,852	(3)	21,739	41,113	**
DV-FT Holdings, LLC	334,985		86,957	248,028	1.5%
Ferentinos, Peter A.	168,589	(4)	86,957	81,632	**
Flecker, David	40,781	(5)	21,739	19,042	**
Francine M. Blum Revocable Trust	64,799	(6)	13,044	51,755	**
Harris, Kevin	28,986	(7)	28,986	0	**
Hartfiel III, William F.	28,986	(8)	28,986	0	**
Korman, Bernard J.	222,864	(9)	21,739	201,125	**
Mill Road Capital II, L.P.	826,087		826,087	0	3.7%
Murphy, Thomas	116,805	(10)	45,000	71,805	**
O’Brien, Paul C.*	219,781	(11)	86,957	132,824	**
Rosen Matthew*	377,187	(12)	21,739	355,448	1.7%
Rosen, Marvin*	2,053,377	(13)	195,652	1,857,725	9.0%
Rubin, William*	207,087	(14)	4,348	202,739	**
Shapo, Ronald	157,188	(15)	21,739	135,449	**
Stern, Jolyon F.	299,884	(16)	173,913	125,971	1.3%
Technology Opportunity Partners, LP	434,783		434,783	0	1.9%
Turits, Philip*	117,458	(17)	4,348	113,110	**
Volpert, Barry	250,675	(18)	60,000	190,675	1.1%
__________________________________________
* Denotes an affiliate of the Company.
** Denotes less than 1% of shares outstanding

(1)
Henry Alfaro is an affiliate of Craig-Hallum Capital Group, LLC, a registered broker-dealer. Mr. Alfaro acquired the shares he is offering hereby in the ordinary course of business and, at the time of the acquisition he had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

(2)
Alan Brumberger is an affiliate of Emerald Capital Partners, LLC, a registered broker-dealer. Mr. Brumberger acquired the shares he is offering hereby in the ordinary course of business and, at the time of the acquisition he had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares. Includes (i) 172 shares of common stock held by trusts for which his wife serves as trustee, (ii) 5,020 shares of common stock issuable upon the exercise of options, (iii) 10,064 shares of common stock issuable upon the exercise of common stock purchase warrants; (iv) 20,000 shares of common stock issuable upon conversion of 100 shares of Series B-2 preferred, and (v) 410 shares of common stock issuable upon conversion of 10 shares of Series A-1 preferred stock and 10 shares of Series A-2 preferred stock. Until October 28, 2016, Mr. Brumberger served as a director of Fusion.

(3)
Includes (i) 5,020 shares of common stock issuable upon the exercise of options, (ii) 3,984 shares of common stock issuable upon the exercise of common stock purchase warrants, of which 3,664 shares are held in the name of Catskill Investor Group, LLC, (iii) 11,381 shares of common stock held in the name of Catskill Investor Group, LLC, (iv) 1,000 shares of common stock issuable upon conversion of 5 shares of Series B-2 preferred stock and (v) 4,776 shares issuable upon conversion of 200 shares of Series A-1 preferred stock and 75 shares of Series A-2 preferred stock owned by Catskill Investor Group, LLC.

(4)
Includes (i) 60,000 shares of common stock issuable upon conversion of 300 shares of Series B-2 preferred stock, (ii) 19,200 shares issuable upon exercise of common stock purchase warrants, and (iii) 2,432 shares issuable upon conversion of 64 shares of Series A-1 preferred stock and 57 shares of Series A-2 preferred stock.

(5)
Includes 8,231 shares of common stock issuable upon exercise of common stock purchase warrants.

(6)
Includes (i) 5,922 shares of common stock issuable upon exercise of common stock purchase warrants, (ii) 4,170 shares issuable to Larry Blum, a director of the Company, upon the exercise of options, and (iii) 6,600 shares of common stock issuable upon conversion of 33 shares of Series B-2 preferred stock.

(7)
Kevin Harris is an affiliate of Craig-Hallum Capital Group, LLC, a registered broker-dealer. Mr. Harris acquired the shares he is offering hereby in the ordinary course of business and, at the time of the acquisition he had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

(8)
William F. Hartfiel III is an affiliate of Craig-Hallum Capital Group, LLC, a registered broker-dealer. Mr. Hartfiel acquired the shares he is offering hereby in the ordinary course of business and, at the time of the acquisition he had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

(9)
Includes 100,631 shares of common stock issuable upon exercise of common stock purchase warrants.

(10)
Includes 14,761 shares of common stock issuable upon exercise of common stock purchase warrants.

(11)
Includes (i) 5,020 shares of common stock issuable upon the exercise of options, (ii) 3,200 shares of common stock issuable upon the exercise of common stock purchase warrants, (iii) 10,000 shares of common stock issuable upon conversion of 50 shares of Series B-2 preferred stock and (iv) 1,361 shares of common stock issuable upon conversion of 100 shares of Series A-1 preferred stock.

(12)
Includes (i) 216,334 shares of common stock issuable upon the exercise of options, (ii) 24,591 shares of common stock issuable upon the exercise of common stock purchase warrants, (iii) 15,200 shares of common stock issuable upon conversion of 76 shares of Series B-2 preferred stock, and (iv) 817 shares of common stock issuable upon conversion of 50 shares of Series A-1 preferred stock and 5 shares of Series A-2 preferred stock.

(13)
Includes (i) 286,539 shares of common stock issuable upon the exercise of common stock purchase warrants, (ii) 5,500 shares of common stock issuable upon the exercise of options, (iii) 144,400 shares of common stock issuable upon conversion of 722 shares of Series B-2 preferred stock, (iv) 1,610 shares of common stock held by a Delaware Trust Custodian IRA of Mr. Rosen, and (v) 1,366 shares of common stock issuable upon conversion of 50 shares of Series A-1 preferred stock and 25 shares of Series A-2 preferred stock.

(14)
Includes (i) 4,650 shares of common stock issuable upon the exercise of options, (ii) 40,000 shares of common stock issuable upon conversion of 200 shares of Series B-2 preferred stock, and (iii) 31,513 shares of common stock issuable upon the exercise of common stock purchase warrants.

(15)
Includes (i) 2,805 shares of common stock issuable upon conversion of 25 shares of Series A-1 preferred stock and 90 shares of Series A-2 preferred stock of which 23 shares are owned by his wife, and (ii) 19,305 shares of common stock issuable upon exercise of stock purchase warrants.

(16)
Includes 1,394 shares of common stock issuable upon conversion of 36 shares of Series A-1 preferred stock and 33 shares of Series A-2 preferred stock.

(17)
Includes (i) 29 shares of common stock held by his wife, (ii) 1,450 shares of common stock issuable upon the exercise of common stock purchase warrants, (iii) 24,550 shares of common stock issuable upon the exercise of options, (iv) 1,000 shares of common stock issuable upon conversion of 5 shares of Series B-2 preferred stock, and (v) 1,162 shares of common stock issuable upon conversion of 25 shares of Series A-1 preferred stock and 30 shares of Series A-2 preferred stock.

(18)
Includes (i) 40,000 shares of common stock issuable upon conversion of 200 shares of Series B-2 preferred stock, and (ii) 42,416 shares of common stock issuable upon the exercise of common stock purchase warrants.

Except as disclosed in the footnotes to the foregoing table, none of the selling stockholders has had any position, office or other material relationship with us in the past three years.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933 with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of 2,431,091 shares of issued and outstanding common stock. We will not receive any proceeds from the sale by the selling stockholders of these shares of common stock. We will bear all fees and expenses incident to our obligation to register these shares of common stock. If these shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

●
all or a portion of the shares of common stock beneficially owned by the selling stockholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

●
each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

●
some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares;

●
in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock; and

●
in connection with any other sales or transfers of common stock not prohibited by law.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 (“Rule 144”) may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholder under this prospectus.

 If required at the time a particular offering of the shares of common stock covered hereby is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-deals or agents, any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock covered by this prospectus including, without limitation, SEC filing fees and expenses of compliance with the state securities of “blue sky” laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreement or the selling stockholder will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related securities purchase agreement or will be entitled to contribution. Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Steven I. Weinberger, P.A., Boca Raton, Florida, will review the validity of the issuance of the shares of common stock, the resale of which is covered by this prospectus.

EXPERTS

The consolidated balance sheets of Fusion Telecommunications International, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of Apptix, Inc. as of September 30, 2016 and December 31, 2015, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from January 1, 2016 through September 30, 2016 and the year ended December 31, 2015, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 covering the resale of the common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other documents are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC, as discussed below.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings, as well as the registration statement of which this prospectus forms a part, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying the required fee for copying. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of that site is www.sec.gov. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document, other than that information specifically incorporated by reference below. This website is and is only intended to be an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-32421):

●
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 20, 2017.

●
Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 filed with the SEC on April 11, 2017.

●
Amendment No. 2 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 filed with the SEC on April 28, 2017.

●
Our Current Reports on Form 8-K filed with the SEC on November 18, 2016, as amended by Current Reports on Form 8-K/A filed with the SEC on November 23, 2016, January 27, 2017 and April 17, 2017.

●
Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 12, 2017.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will deliver without charge a copy of all of the information incorporated by reference in this prospectus to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address and number:

Philip Turits
Secretary and Treasurer
Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, NY 10170
(212) 201-2400

Copies of our SEC filings and other information about us are also available free of charge on our website at www.fusionconnect.com. The information on our website is neither incorporated into, nor a part of, this prospectus and should not be considered in making a decision about the investment in the shares of our common stock offered for resale pursuant to this prospectus.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fusion Telecommunications International, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
2,431,091 Shares of Common Stock

_____________, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable in connection with the registration of the common stock described in this registration statement. All such expenses are estimates except for the SEC registration fee. These expenses will be borne by the registrant.
Item	Expense
SEC registration fee	$439.55
Printing and engraving expenses	0.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	3,000.00
Total	$23,439.55

Item 14.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because he or she is or was a director, officer, employee or agent of the corporation.

A corporation may indemnify against expenses, including attorney’s fees, and against judgments, fines and amounts paid in settlement as part of the suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, issue or matter as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses which the court deems proper.

Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by the registrant in the successful defense of any action, suit or proceeding, is asserted, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. The registrant will be governed by the final adjudication of this issue.

Item 15.  Recent Sales of Unregistered Securities.

In connection with the registrant’s acquisition of PingTone Communications, Inc. in October 2014, the registrant issued an aggregate of 712,250 shares of its common stock (valued at $2.5 million) to the selling shareholders.

In each of October 2014 and May 2015, the registrant issued 26,500 shares of its common stock to Vista Partners LLC (“Vista”) and in May 2016 the registrant issued an additional 30,917 shares. All of these shares were issued in exchange for Vista’s agreement to provide investor communications services.

In May of 2015, the registrant issued a total of 20,000 shares of its common stock to Excelsior Global Advisors, LLC in exchange for its agreement to provide certain services to the registrant.

In connection with the registrant’s acquisition of Fidelity Telecom Inc. and affiliated companies in December 2015, the registrant issued 696,508 shares of its common stock (valued at $1.5 million), to the three selling shareholders.

In March 2016 the registrant issued 30,000 shares of its common stock to James Prenetta, Jr., its corporate counsel, in exchange for his provision of legal services to the registrant during 2015.

In July 2016, the registrant issued 55,000 shares of its common stock to Michael Bauer, the registrant then newly appointed Chief Financial Officer.

In connection with the registrant’s acquisition of Apptix, Inc. in November 2016, the registrant issued an aggregate of 2,997,926 shares of its common stock (10.0% of which was held in escrow pending receipt of required regulatory approvals) to Apptix, ASA.

 In November 2016, the registrant sold an aggregate of 2,431,091 shares of its common for an aggregate purchase price of $2,795,754, or $1.15 per share, to 22 accredited investors. The registrant paid a placement agent fee equal to 7% of the proceeds from the sale of these shares to Craig-Hallum Capital Group LLC, a licensed broker-dealer.

In February 2017, the registrant issued 115,000 shares of its common stock to James Prenetta, Jr., its corporate counsel, in exchange for his provision of legal services to the registrant during 2016.

On March 31, 2017, the registrant issued an aggregate of 561,834 shares of its common stock to eight warrantholders who exchanged their existing warrants for new warrants to purchase shares of the registrant’s common stock at a purchase price of $1.39 per share. All of the new warrants were exercised and the Company received a total of $781,000 in proceeds upon exercise.

The sales and issuances described above were made in reliance on the exemptions from registration provided by Section 4(2) under the Securities Act of 1933 and/or Regulation D thereunder as sales to accredited investors; except that the March 31, 2017 exchange of warrants was conducted under the exemption provided by Rule 3(a)(9) of the Securities Act. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof. The certificates evidencing the shares issued in each of the above transactions bear a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

 Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statements Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 12, 2017.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Matthew Rosen
Matthew Rosen
Chief Executive Officer
By:	/s/ Michael Bauer
Michael Bauer
Chief Financial Officer and Principal Financial Officer
By:	/s/ Lisa Taranto
Lisa Taranto
Vice President – Finance and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gordon Hutchins, Jr., acting singly, as the person's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the person and in the person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Marvin S. Rosen	Chairman of the Board of Directors	May 12, 2017
Marvin S. Rosen

/s/ Matthew D. Rosen	Chief Executive Officer, Principal Executive Officer and Director	May 12, 2017
Matthew D. Rosen

/s/ Philip D. Turits	Secretary, Treasurer and Director	May 12, 2017
Philip D. Turits

Director
Jack Rosen

Director
Paul C. O’Brien

/s/ Michael J. Del Giudice	Director	May 12, 2017
Michael J. Del Giudice

/s/ Larry Blum	Director	May 12, 2017
Larry Blum

/s/ William Rubin	Director	May 12, 2017
William Rubin

INDEX TO EXHIBITS

Exhibit Number	Description

3.1.1	Amended and Restated Certificate of Incorporation (1)
3.1.2	Amendment No.1 to the Amended and Restated Certificate of Incorporation (2)
3.2	By-Laws (1)
5.1	Opinion and Consent of Steven I. Weinberger, P.A. (includes Exhibit 23.3)*
10.1	Common Stock Purchase Agreement, dated as of November 16, 2016, by and among Fusion Telecommunications International, Inc. and the several purchasers of its common stock (3)
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Steven I. Weinberger, P.A. (included in Exhibit 5.1)*

 * Filed herewith.

(1) Originally filed as an Exhibit to Registration Statement No. 33-120412.
(2) Incorporated by reference to Exhibit 10.59 to the Quarterly Report on Form 10-Q filed on November 14, 2016.
(3) Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K/A filed on January 27, 2017.